Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 8, 2018

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL 2018

INDIANAPOLIS, INDIANA – June 8, 2018, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the second fiscal quarter ended April 30, 2018. Hurco recorded net income of $3,751,000, or $0.55 per diluted share, for the second quarter of fiscal 2018 compared to net income of $3,646,000, or $0.54 per diluted share, for the corresponding period in fiscal 2017. For the first six months of fiscal 2018, Hurco reported net income of $6,688,000, or $0.98 per diluted share, compared to $4,525,000, or $0.67 per diluted share, for the corresponding period in fiscal 2017.

Sales and service fees for the second quarter of fiscal 2018 were $70,424,000, an increase of $12,202,000, or 21%, compared to the corresponding prior year period and included a favorable currency impact of $4,857,000, or 8%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal 2018 were $138,868,000, an increase of $31,902,000, or 30%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $9,302,000, or 9%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months ended April 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Americas	$21,653	$18,050	$3,603	20%	$42,683	$34,759	$7,924	23%
Europe	38,246	31,572	6,674	21%	76,564	57,144	19,420	34%
Asia Pacific	10,525	8,600	1,925	22%	19,621	15,063	4,558	30%
Total	$70,424	$58,222	$12,202	21%	$138,868	$106,966	$31,902	30%

Sales in the Americas for the second quarter and first six months of fiscal 2018 increased by 20% and 23%, respectively, compared to the corresponding periods in fiscal 2017, due primarily to improved U.S. market conditions and demand from U.S. customers for the Hurco and Milltronics product lines. The increase in sales was attributable to an increased sales volume of entry-level vertical milling and lathe machines from the Hurco and Milltronics product lines.

European sales for the second quarter of fiscal 2018 increased by 21%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 14%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the second quarter of fiscal 2018 resulted mainly from increased customer demand for Hurco vertical milling machines in the United Kingdom and Italy. European sales for the first six months of fiscal 2018 increased by 34% compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 14%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the first six months of fiscal 2018 was primarily due to increased customer demand for Hurco and Takumi vertical milling machines in Germany, Italy and the United Kingdom.

Asian Pacific sales for the second quarter and first six months of fiscal 2018 increased by 22% and 30%, respectively, compared to the corresponding periods in fiscal 2017, and included a favorable currency impact of 6% and 7%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales for the second quarter and first six months of 2018 was primarily attributable to increased customer demand for Hurco vertical milling machines in China and India, both of which are sales regions Hurco has been targeting for growth.

Orders for the second quarter of fiscal 2018 were a record $79,924,000, an increase of $16,560,000, or 26%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $5,435,000, or 9%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal 2018 were a record $156,831,000, an increase of $32,447,000, or 26%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $10,545,000, or 8%, when translating foreign orders to U.S. dollars.

Michael Doar, Chief Executive Officer, stated, “As we continue to celebrate Hurco’s 50th Year, it is exciting to report that we have achieved a new record level of orders this quarter. Order levels have now exceeded $60 million for seven consecutive quarters for the first time in the company’s history and this quarter marks four consecutive quarters of order growth. We believe our year over year sales growth and the diversity of product and geographic sales mix reflects our ability to provide a broad range of products to meet an ever-changing demand in the global market. We are also encouraged by the significant increase in earnings per diluted share from this time last year, especially when we exclude the impact of one-time tax adjustments resulting from tax reform. It is rewarding to see the growth in our business translate to improved profits and returns for our shareholders.”

The following table sets forth new orders booked by geographic region for the second quarter and first six months ended April 30, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Americas	$20,869	$18,474	$2,395	13%	$41,383	$38,816	$2,567	7%
Europe	46,084	32,571	13,513	41%	90,310	64,920	25,390	39%
Asia Pacific	12,971	12,319	652	5%	25,138	20,648	4,490	22%
Total	$79,924	$63,364	$16,560	26%	$156,831	$124,384	$32,447	26%

Orders in the Americas for the second quarter and first six months of fiscal 2018 increased by 13% and 7%, respectively, compared to the corresponding periods in fiscal 2017. These increases were largely attributable to increased customer demand for higher-performance Hurco machines.

European orders for the second quarter increased by 41%, compared to the corresponding prior year period, and included a favorable currency impact of 15% when translating foreign orders to U.S. dollars. This increase in orders mainly resulted from increased customer demand for Hurco and Takumi vertical milling machines in Germany and the United Kingdom, as well as increased customer demand for machine tool components and accessories manufactured by our wholly-owned subsidiary LCM Precision Technology S.r.l. (“LCM”). For the first six months of fiscal 2018, European orders increased by 39%, compared to the corresponding prior year period, and included a favorable currency impact of 14%, when translating foreign orders to U.S. dollars. The year-over-year increase in orders in the first six months was driven predominantly by increased customer demand for Hurco and Takumi vertical milling machines in Germany, Italy and France, and increased demand for LCM machine tool components and accessories.

Asian Pacific orders for the second quarter of fiscal 2018 increased by 5%, compared to the corresponding prior year period, and included a favorable currency impact of 4% when translating foreign orders to U.S. dollars. Excluding the favorable currency impact, Asian Pacific orders increased slightly due primarily to increased customer demand for Hurco vertical milling machines in China, India and Southeast Asia, offset by a reduction in customer demand for Takumi vertical milling machines in China. Asian Pacific orders for the first six months of fiscal 2018 increased by 22%, compared to the corresponding prior year period, and included a favorable currency impact of 7% when translating foreign orders to U.S. dollars. The year-over-year increase in orders was mostly due to increased customer demand for Hurco vertical milling machines in China, India and Southeast Asia, offset by a reduction in customer demand for Takumi vertical milling machines in China.

Gross profit for the second quarter of fiscal 2018 was $19,313,000, or 27% of sales, compared to $17,068,000, or 29% of sales, for the corresponding prior year period. For the first six months of fiscal 2018, gross profit was $39,434,000, or 28% of sales, compared to $29,654,000, or 28% of sales, for the corresponding prior year period. The decrease in gross profit as a percentage of sales for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017 reflected an increased sales volume of entry-level Hurco and Milltronics vertical milling machines, particularly in the U.S. and Europe, partially offset by the favorable impact of foreign currency translation.

Selling, general and administrative expenses for the second quarter of fiscal 2018 were $13,320,000, or 19% of sales, compared to $11,714,000, or 20% of sales, in the corresponding period in fiscal 2017.  For the first six months of fiscal 2018, selling, general and administrative expenses were $26,286,000, or 19% of sales, compared to $22,881,000, or 21% of sales, in the corresponding period in fiscal 2017.  The year-over-year increases in selling, general and administrative expenses for the second quarter and first six months of fiscal 2018 were largely driven by unfavorable currency impacts of $752,000 and $1,449,000, respectively, when translating foreign expenses to U.S. dollars for financial reporting purposes, as well as increased spending for trade shows and exhibitions.

The effective tax rates for the second quarter and first six months of fiscal 2018 were 31% and 48%, respectively, compared to 29% and 31%, respectively, in the corresponding prior year periods. The year-over-year increase in the effective tax rate for the second quarter was principally resulted from a shift in geographic mix of income and loss among tax jurisdictions. The year-over-year increase in the effective tax rate for the first six months was primarily attributable to one-time charges of $2,894,000 related to the Tax Cuts and Jobs Act that was enacted on December 22, 2017. The impact of these one-time charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.  Excluding the impact of these charges, earnings per diluted share would have been $0.43 higher than the earnings per diluted share we reported for the first six months of fiscal 2018.

Cash and cash equivalents totaled $76,376,000 at April 30, 2018, compared to $66,307,000 at October 31, 2017. Working capital was $185,692,000 at April 30, 2018, compared to $175,526,000 at October 31, 2017. The increase in working capital was mostly driven by an increase in cash and inventories, offset by a reduction in accounts receivable and an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company’s products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Sales and service fees	$70,424	$58,222	$138,868	$106,966
Cost of sales and service	51,111	41,154	99,434	77,312
Gross profit	19,313	17,068	39,434	29,654
Selling, general and administrative expenses	13,320	11,714	26,286	22,881
Operating income	5,993	5,354	13,148	6,773
Interest expense	25	24	45	45
Interest income	12	7	30	18
Investment income	6	16	122	80
Other expense, net	579	240	411	291
Income before taxes	5,407	5,113	12,844	6,535
Provision for income taxes	1,656	1,467	6,156	2,010
Net income	$3,751	$3,646	$6,688	$4,525
Income per common share
Basic	$0.55	$0.55	$0.99	$0.68
Diluted	$0.55	$0.54	$0.98	$0.67
Weighted average common shares outstanding
Basic	6,706	6,617	6,682	6,600
Diluted	6,784	6,671	6,763	6,664

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2018	2017	2018	2017
	(unaudited)		(unaudited)
Gross margin	27%	29%	28%	28%
SG&A expense as a percentage of sales	19%	20%	19%	21%
Operating income as a percentage of sales	9%	9%	9%	6%
Pre-tax income as a percentage of sales	8%	9%	9%	6%
Effective tax rate	31%	29%	48%	31%
Depreciation and amortization	$1,023	$823	$1,911	$1,782
Capital expenditures	$1,416	$825	$2,896	$2,105

Balance Sheet Data:	4/30/2018	10/31/2017
	(unaudited)	(audited)
Working capital	$185,692	$175,526
Days sales outstanding (unaudited)	44	46
Inventory turns (unaudited)	1.5	1.5
Capitalization
Total debt	$1,579	$1,507
Shareholders’ equity	212,305	203,085
Total	$213,884	$204,592

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	April 30,	October 31,
	2018	2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$76,376	$66,307
Accounts receivable, net	42,308	50,094
Inventories, net	134,850	119,948
Derivative assets	959	596
Prepaid expenses	8,766	7,913
Other	3,324	1,557
Total current assets	266,583	246,415
Property and equipment:
Land	868	841
Building	7,352	7,352
Machinery and equipment	26,857	25,652
Leasehold improvements	3,871	3,503
	38,948	37,348
Less accumulated depreciation and amortization	(26,175)	(25,167)
Total property and equipment	12,773	12,181
Non-current assets:
Software development costs, less accumulated amortization	6,828	6,226
Goodwill	2,522	2,440
Intangible assets, net	1,041	1,076
Deferred income taxes	4,119	6,176
Investments and other assets, net	7,734	7,131
Total non-current assets	22,244	23,049
Total assets	$301,600	$281,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,002	$47,638
Accrued expenses	18,433	20,012
Derivative liabilities	1,877	1,732
Short-term debt	1,579	1,507
Total current liabilities	80,891	70,889
Non-current liabilities:
Deferred income taxes	2,218	3,821
Accrued tax liability	2,453	133
Deferred credits and other obligations	3,733	3,717
Total non-current liabilities	8,404	7,671
Shareholders’ equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,880,246 and 6,799,006 shares issued and 6,711,898 and 6,641,197 shares outstanding, as of April 30, 2018 and October 31, 2017, respectively	671	664
Additional paid-in capital	63,069	61,344
Retained earnings	154,545	149,267
Accumulated other comprehensive loss	(5,980)	(8,190)
Total shareholders’ equity	212,305	203,085
Total liabilities and shareholders’ equity	$301,600	$281,645